Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Announces Chief Financial Officer Succession
Billings, Mont., February 25, 2025 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) (“First Interstate” or the “Company”) announced today that Marcy D. Mutch notified the Company of her intention to retire as a full-time employee at the end of 2025 after more than 18 years of faithful service to the Company, and to step down after a transition period as the Company’s Executive Vice President and Chief Financial Officer (CFO) effective May 31, 2025. Ms. Mutch has agreed to serve as an executive advisor to the Company through the end of 2025 after she steps down from her executive officer role, during which time she will be expected to assist the Company with, among other things, providing strategic continuity and high-level support to the Company, assisting the Chief Executive Officer (CEO) with the continuation of the CFO role transition, acting as a liaison between the board of directors of the Company, executive management, and the Company’s investment community as requested by the CEO, coordinating cross-functional initiatives, and assisting with investor relations. Ms. Mutch also has agreed to serve as a consultant to the Company following her retirement from employment through December 31, 2026.
In connection with the announced retirement, the Company also announced today it had appointed David P. Della Camera, the Company’s Deputy CFO, to succeed Ms. Mutch as Executive Vice President and CFO of the Company beginning June 1, 2025. Mr. Della Camera’s appointment is part of a multi-year, strategic succession plan that has been utilized as Ms. Mutch approached normal retirement age to enable a seamless transition of this role.
“We are grateful for Marcy’s significant contributions during her over 18-year tenure at First Interstate, which spanned the Company’s initial public offering of equity securities with SEC that was completed in early 2010. Marcy’s deep knowledge of First Interstate paired with her financial industry experience has been instrumental in our financial performance over her decade of service as CFO,” said James A. Reuter, President and CEO of the Company. “Marcy’s commitment to the succession planning process, including her willingness to remain with First Interstate in a consulting capacity through 2026, will continue to benefit First Interstate as we welcome David to the role of CFO."
“It has been a privilege to serve as First Interstate’s CFO and to work alongside my exceptional colleagues,” Ms. Mutch said. “Looking ahead, I am thrilled to have David step into the role of CFO, and I am confident that his strong financial leadership experience, both at First Interstate and beyond, will help ensure First Interstate’s future success.”
Mr. Della Camera joined First Interstate in 2021 and has held a range of senior finance leadership roles at the Company, including, most recently as Deputy CFO. In this role, Mr. Della Camera was responsible for First Interstate’s financial planning and analysis, investor relations, and strategic initiatives including mergers and acquisitions. Mr. Della Camera has also served as the Company’s Director of Corporate Development and Financial Strategy as well as Director of Financial Planning and Analysis, giving him a comprehensive and deep understanding of First Interstate’s financial and reporting functions.
“It is an honor to step into the role of CFO,” Mr. Della Camera said. “As Deputy CFO, I have benefited immensely from Marcy’s guidance and look forward to continuing the momentum she has worked so diligently to create.”
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Arizona, Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through its bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Forward-Looking Statements
Statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are identified by the use of the terms “expected,” “will,” “look forward to,” “aim,” and similar words or phrases indicating possible future expectations, events or actions. Such forward-looking statements are based on current expectations, assumptions and projections about our business and the Company, and are not guarantees of our future performance or outcomes. These statements are subject to a number of known and unknown risks, uncertainties, and other factors, many of which are beyond our ability to control or predict, which may cause actual events to be materially different from those expressed or implied herein. The Company has provided additional information about the risks facing its business in its most recent annual report on Form 10-K, and any subsequent periodic and current reports on Forms 10-Q and 8-K, filed by it with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made and are expressly qualified in their entirety by the cautionary statements set forth herein and in the filings with the Securities and Exchange Commission identified above, which you should read in their entirety before making any investment or other decision with respect to our securities. We undertake no obligation to update or revise any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Company Contact:
David P. Della Camera, CFA	NASDAQ: FIBK
Deputy Chief Financial Officer (406) 255-5363 investor.relations@fib.com	www.FIBK.com

Media Contact:
Sara Becker
Director of Marketing and Communications (406) 255-5314 sara.becker@fib.com
Category: Other Corporate News
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